Exhibit 10.2

REVOLVING LOAN AGREEMENT

The Borrower referred to below has applied for, and CIBC Bank USA (the “Bank”) has approved the establishment of, the Loan Account into which the Borrower (or any other entity that becomes a party hereto pursuant to Section 22 hereof as a Borrower Party) may, pursuant to this Revolving Loan Agreement dated as of June 22, 2018 (this “Agreement”), from time to time request Loans up to the Maximum Credit. Interest on such Loans is computed, and the Borrower Parties shall make principal payments, as set forth below.

The parties hereto covenant and agree as follows:

Name of the Borrower:	Runway Growth Credit Fund Inc., a Maryland corporation (the “Borrower”), and any entity that becomes a party hereto pursuant to Section 22 hereof as a Qualified Borrower (together with the Borrower, each a “Borrower Party” and collectively, the “Borrower Parties”).

Address for Borrower:	205 N. Michigan Avenue, Suite 4200
Chicago, IL 60601

Type of Loan Account:	Revolving, which means as principal is repaid, the Borrower Parties may reborrow subject to the terms and conditions of this Agreement.

Amount of Maximum Credit:	As calculated from time to time, the lesser of (x) $17,500,000 and (y) the Borrowing Base Amount (the “Maximum Credit”). The Borrowing Base Amount shall be set forth in each Borrowing Base Certificate delivered by the Borrower to the Bank.

Interest Rate:	Subject to Section 2(b), the Loans issued to a Borrower Party pursuant to this Agreement shall bear interest at (x) the Prime Rate from time to time in effect minus 50 basis points (0.50%) with respect to a Prime Rate Loan or (y) the LIBOR Rate applicable to each Interest Period for such Loan from time to time in effect plus two hundred fifty basis points (2.50%) with respect to a LIBOR Loan.

Purpose:	Each Loan made by the Bank under this Agreement shall be used to fund an investment by, or pay operating expenses of, or otherwise be utilized by, the Borrower Parties in accordance with and, in each case, only to the extent such Loan would be permitted indebtedness under the Operative Documents, all Subscription Agreements and all Side Letters.

Payments shall be due at the Bank’s principal office in Chicago, Illinois, paid to the order of the Bank, and made by debit to the Controlled Bank Account or in such other manner as the Bank and the Borrower Parties shall otherwise agree.

1.            Using the Loan Account.

(a)          All loans and advances from the Loan Account are referred to in this Agreement as “Loans”. Loan requests must be in writing (including by facsimile) or by telephone (confirmed by facsimile) and shall be received by the Bank no later than 11:00 a.m. (Chicago time) on the day the requested Loan is to be funded and such request shall (i) specify whether such Loan shall be a Prime Rate Loan or a LIBOR Loan and, with respect to a LIBOR Loan, the Interest Period for such LIBOR Loan, and (ii) be accompanied by a signed and completed Borrowing Base Certificate. Subject to the satisfaction of the conditions precedent set forth in Section 21, the Bank shall, prior to the Maturity Date, make Loans when requested by the Borrower Parties pursuant to this clause (a). In no event shall (x) the Borrower Parties be permitted to apply the proceeds of any Loan to repay outstanding principal indebtedness in connection with any other Loan or (y) the unpaid principal balance of all Loans exceeds the Maximum Credit.

(b)          Loan proceeds shall be credited to the Controlled Bank Account unless the Bank is directed otherwise by special written directions from such Borrower Party. No Loan shall be funded or held by Bank with Plan Assets if it would cause any Borrower Party to incur any prohibited transaction excise tax liability under Section 4975 of the Internal Revenue Code or civil penalties under Section 502 of ERISA.

(c)          All Loans shall be made against and evidenced by a secured promissory note executed by (i) the Borrower and payable to the order of the Bank in the principal amount of $17,500,000, such note to be in the form of Exhibit A attached hereto (the “Borrower Note”), and (ii) each Qualified Borrower payable to the order of the Bank in the principal amount of $17,500,000, such note to be in the form of Exhibit A-1 attached hereto (a “QB Note”, and together with the Borrower Note, the “Notes” and each, a “Note”). The Bank agrees that notwithstanding the fact that each Note is in the principal amount of $17,500,000, such Note shall evidence only the actual unpaid principal balance of Loans made pursuant to this Agreement. All Loans made against the applicable Note and the status of all amounts evidenced by the applicable Note shall be recorded by the Bank on its books and records and the unpaid principal balance and status and rates so recorded by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the applicable Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates applicable thereto, absent manifest error; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower Parties to repay the unpaid principal amount of each Note together with accrued interest thereon. The Borrower Parties agree that in any action or proceeding instituted to collect or enforce collection of any Note, the amount shown as owing the Bank on the records of the Bank shall be prima facie evidence of the unpaid balance of principal and interest on such Note, absent manifest error.

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2.           Interest.

(a)          Interest Rates; Computations. The Borrower Parties shall pay the Bank interest on the unpaid principal balance of Loans in accordance with the terms of this Agreement. Accrued interest is due and payable (i) monthly, in arrears, on the last day of each month, (ii) upon the prepayment of the entire principal balance of the Loans, and (iii) on the Maturity Date (each, an “Interest Payment Date”). Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of (a) 360 days for interest calculated at the LIBOR Rate, and (b) 365/366 days for interest calculated at the Prime Rate, and such interest and fees shall be paid for the actual number of days elapsed (including the first day but excluding the last day). The daily Loan balance shall be computed by taking the principal balance of Loans at the beginning of each day, adding any Loans posted to the Loan Account that day, and subtracting any principal payments posted to the Loan Account as of that day. Interest begins to accrue on the date a Loan is posted to the Loan Account.

(b)          Default Rate. The principal balance of any Loan that remains unpaid after the earliest of (i) the occurrence and continuation of an Event of Default, (ii) the repayment date set forth in Section 4(a)(i), or (iii) the Maturity Date, shall, in any such instance, bear interest until paid in full at (x) with respect to each Prime Rate Loan, the Prime Rate in effect from time to time minus 50 basis points (0.50%) plus two percent (2%), and (y) with respect to each LIBOR Loan, a per annum rate of interest equal to the LIBOR Rate plus two hundred fifty basis points (2.50%) plus two percent (2%), it being agreed that Bank shall provide notice of such increased interest rate and such increased interest rate shall apply to all outstanding Loans of the Borrower. The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Borrower may contract to pay under applicable law.

(c)          Interest Payment Dates. Interest on the Loans shall be payable in immediately available funds on each Interest Payment Date in accordance with this Section 2.

(d)          Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by Bank, and notice thereof shall be given by Bank promptly to the Borrower. Each determination of the applicable LIBOR Rate by Bank shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Bank shall, upon written request of the Borrower, deliver to the Borrower a statement showing the computations used by Bank in determining any applicable LIBOR Rate hereunder.

(e)          Increased Costs; Special Provisions for LIBOR Loans.

(1)         Increased Costs. (i) If, after the Closing Date, the adoption of, or any change in, any applicable law, rule, regulation or treaty, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency including (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III: (A) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System (or any successor thereto)), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank; (B) shall subject Bank to any Taxes (other than Excluded Taxes or Indemnified Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (C) shall impose on Bank any other condition (other than Taxes) affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (A), (B) or (C) above is to increase the cost to (or to impose a cost on) Bank (or any LIBOR Office) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Bank (or any LIBOR Office) under this Agreement or under its Note with respect thereto, then within twenty (20) Business Days after demand by Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay to Bank such additional amount as will compensate Bank or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Bank first made demand therefor.

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(ii) If Bank shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Bank or any Person controlling Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency including (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, has or would have the effect of reducing the rate of return on Bank’s or such controlling Person’s capital as a consequence of Bank’s obligations hereunder to a level below that which Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Bank or such controlling Person to be material, then from time to time, within twenty (20) Business Days after demand by Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Bank), Borrower shall pay to Bank such additional amount as will compensate Bank or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Bank first made demand therefor.

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(2)         Basis for Determining Interest Rate Inadequate or Unfair. If Bank reasonably determines (which determination shall be binding and conclusive on Borrower) (i) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or (ii) that the LIBOR Rate as determined by Bank will not adequately and fairly reflect the cost to Bank of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which Bank may be entitled under Section 2(e)(1)) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Bank materially affects such Loans, then Bank shall promptly notify the Borrower and, so long as such circumstances shall continue, on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Prime Rate Loan.

(3)         Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof including (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, should make it (or in the good faith judgment of Bank cause a substantial question as to whether it is) unlawful for Bank to make, maintain or fund LIBOR Loans, then Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, on the last day of the current Interest Period for each LIBOR Loan (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Prime Rate Loan.

(4)         Funding Losses. The Borrower hereby agrees that within fifteen (15) days of demand by Bank (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed), the Borrower will indemnify Bank against any net loss or expense which Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund or maintain any LIBOR Loan), as reasonably determined by Bank, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan on a date other than the last day of an Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, pursuant or otherwise and including any conversion pursuant to Section 2(e)(3)) or (b) any failure of the Borrower to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement.

(5)         Right of Bank to Fund through Other Offices. Bank may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or affiliate of Bank to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by Bank and the obligation of the Borrower to repay such Loan shall nevertheless be to Bank and shall be deemed held by Bank, to the extent of such Loan, for the account of such branch or affiliate.

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(6)         Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Bank had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

(7)         Mitigation of Circumstances. Bank shall promptly notify the Borrower of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Bank’s sole judgment, otherwise disadvantageous to Bank) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Sections 2(e)(1) or (ii) the occurrence of any circumstances described in Sections 2(e)(2) or 2(e)(3) (and, if Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, Bank shall promptly so notify the Borrower). Without limiting the foregoing, Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) above and such designation will not, in Bank’s sole judgment, be otherwise materially disadvantageous to Bank.

(8)         Conclusiveness of Statements; Survival of Provisions. Determinations and statements of Bank pursuant to Sections 2(e)(1), 2(e)(2), 2(e)(3) or 2(e)(4) shall be conclusive absent demonstrable error. Bank may use reasonable averaging and attribution methods in determining compensation under Sections 2(e)(1) and 2(e)(2), and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Note(s), and termination of this Agreement.

3.            Fees. The Borrower Parties shall pay to the Bank:

(a)           an upfront fee, payable in full in cash, on the date hereof in the amount of $17,500; and

(b)          a draw fee equal to $3,000 for each Loan advance, which payment shall be made concurrently with the funding of each such Loan advance (and which may be paid with a Loan advance).

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4.            Maturity Date; Payments.

(a)          Each Loan made to a Borrower Party shall be repaid in full by the earliest of (i) (x) with respect to the first two Loans made hereunder, one hundred and eighty (180) days following the funding date of each such Loan; provided that each “Loan” as defined in and made pursuant to the Demand Loan Agreement with a repayment term of one hundred eighty (180) days shall reduce (on a one-to-one basis) the number of Loans subject to this clause (i)(x), and (y) with respect to each subsequent Loan made hereunder, one hundred and twenty (120) days following the funding date of each such Loan, (ii) June 21, 2019 (the “Maturity Date”), and (iii) the date of demand by the Bank after the occurrence of an Event of Default; provided that if any Event of Default has occurred pursuant to clause (c), (d), (e) or (f) of the definition thereof, the Bank shall be deemed to have automatically made such demand as of the date such Event of Default first occurred. Upon the occurrence and during the continuance of an Event of Default, the Bank may terminate or suspend its obligation to make additional Loans under this Agreement, declare the Loans and all other Obligations hereunder payable in full, or terminate or suspend the Loan Account; provided that if any Event of Default has occurred pursuant to clause (c), (d), (e) or (f) of the definition thereof, the Bank’s obligations to make additional Loans under this Agreement shall terminate, the Loans and all other Obligations hereunder shall immediately be due and payable in full, and the Loan Account shall terminate, all without further action by the Bank.

(b)          In the event the aggregate unpaid principal amount of the Loans exceeds the Maximum Credit, the Borrower Parties shall, without notice or demand of any kind, (1) promptly (not to exceed two (2) Business Days) make such repayments of the Loans to the extent the Borrower Parties have cash reasonably available, (2) within fifteen (15) Business Days to the extent it is necessary to issue a Capital Call Notice, issue a Capital Call Notice and make such repayments of the Loans within such time period, or (3) promptly (not to exceed two (2) Business Days) take such other actions as are reasonably satisfactory to the Bank, as shall be necessary to eliminate such excess. If any Investor requests in writing the approval of the Borrower to withdraw as an Investor in the Borrower, transfer its interest in the Borrower, or reduce such Investor’s Capital Commitment to the Borrower due to Capital Contributions of such Investor being directed to an alternative investment vehicle, parallel fund or comparable structure, then (i) such Investor shall be excluded from the calculation of the Maximum Credit, (ii) the Borrower shall calculate the excess, if any, of the amount by which the Obligations will exceed the Maximum Credit after such withdrawal, transfer or reduction, and (iii) the Borrower Parties shall pay such excess to the Bank prior to or simultaneously with the effectiveness of such withdrawal, transfer or reduction. The Borrower Parties may from time to time prepay the Loans, in whole or in part, without any prepayment penalty whatsoever, provided that any prepayment of the entire principal balance of any Loan advance shall include accrued interest on such advance to the date of such prepayment.

(c)          Payments received by the Bank shall be applied first to unpaid fees, costs and expenses, second to accrued interest and third to the principal balance of outstanding Loans. If any payment from the Borrower Parties under this Agreement becomes due on a Saturday, Sunday, or a day which is a legal holiday for banks in the State of Illinois, such payment shall be made on the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and any such extension shall be included in computing interest under this Agreement.

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(d)          Taxes.

(1)         Any and all payments by the Borrower Parties to or for the account of the Bank under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If the Borrower Parties shall be required by any laws (as determined in the good faith discretion of the Borrower Parties) to deduct or withhold Taxes from or in respect of any sum payable under any Loan Document to the Bank: (i) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4(d)), the Bank receives an amount equal to the sum the Bank would have received had no such deductions or withholdings been made; (ii) the Borrower Parties shall make such deductions or withholdings; and (iii) the Borrower Parties shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable laws.

(2)         The Borrower Parties shall timely pay to the relevant governmental authority in accordance with applicable law any Other Taxes.

(3)         The Borrower Parties shall indemnify the Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4(d)) payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability prepared in good faith by the Bank, accompanied by a written statement setting forth in reasonable detail the basis and calculation of such amounts, delivered to the Borrower Parties by the Bank shall be conclusive absent manifest error.

(4)         As soon as practicable after any payment of Taxes by the Borrower Parties to a governmental authority pursuant to this Section 4(d), the Borrower Parties shall deliver to the Bank the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(5)         If the Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any Tax credit in lieu of refund) as to which it has received payment of additional amounts pursuant to this Section 4(d), it shall pay to the Borrower Parties an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4(d) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Bank and without interest (other than interest paid by the relevant taxation authority or other authority with respect to such refund). The Borrower Parties, upon the request of the Bank, shall repay to the Bank the amount paid over pursuant to this clause (5) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that the Bank is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this clause (5), in no event will the Bank be required to pay any amount to the Borrower Parties pursuant to this clause (5) the payment of which would place the Bank in a less favorable net after-Tax position than the Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower Parties or any other Person.

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5.            Costs, Fees and Expenses. The Borrower Parties shall pay or reimburse the Bank for all reasonable out-of-pocket costs, fees and expenses incurred by the Bank (other than Taxes) in connection with (a) the negotiation, preparation and consummation of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), (b) any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees, (c) UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement and the other Loan Documents, and (d) all inspections or audits by the Bank (or agents thereof); provided, however, that all such inspections or audits shall be at reasonable times during normal business hours and, so long as no Event of Default exists, requested upon reasonable advance notice to the Borrower Parties; provided further, that so long as no Event of Default exists, the Borrower Parties shall not be required to reimburse the Bank for inspections or audits more frequently than once each fiscal year. That portion of the Obligations hereunder consisting of reasonable out-of-pocket costs and expenses or advances to be reimbursed by the Borrower Parties to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower Parties to the Bank on the same terms applicable to the principal amount of the Loans. In addition, if during the existence of an Event of Default, the Bank: (i) employs counsel for advice or other representation (x) with respect to this Agreement or the other Loan Documents, (y) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, the Borrower Parties or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower Parties’ business or affairs, or (z) to enforce any rights of the Bank against the Borrower Parties or any other Person that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; and/or (ii) attempts to or enforces any of the Bank’s rights or remedies under this Agreement or any other Loan Document, the reasonable out-of-pocket costs and expenses incurred by the Bank in any manner or way with respect to the foregoing, shall be part of the Obligations hereunder, payable by the Borrower Parties on demand.

6.            Financial Statements. The Borrower agrees to furnish financial information, in addition to what is required below in this Section 6, to the Bank upon the reasonable written request of the Bank from time to time. Such information shall be furnished as soon as reasonably practicable, but in any event within thirty (30) days after request by the Bank. Notwithstanding the foregoing, without any such request by the Bank, the Borrower shall furnish to the Bank:

(a)          a Borrowing Base Certificate, properly completed and duly certified by the Borrower, (i) concurrently with any request for a Loan hereunder, (ii) concurrently with any change to the uncalled Capital Commitments, including with respect to any Permitted Cancellation but excluding with respect to any Permitted Transfer, and (iii) within forty-five (45) days following the end of each fiscal quarter;

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(b)          as soon as available, and in any event within forty-five (45) days after the close of the first three fiscal quarters of each year (i.e., March 31, June 30, and September 30 of each year), a copy of the consolidated balance sheet of the Borrower and its subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income of the Borrower and its subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Borrower in accordance with GAAP and certified by its chief financial officer or such other officer reasonably acceptable to the Bank; provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Bank within the time period set forth above the report filed by the Borrower with the SEC on Form 10-Q for the applicable quarterly period;

(c)          as soon as available, and in any event within ninety (90) days after the close of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its subsidiaries as of the close of such period and the consolidated statements of income, retained earnings and cash flows of the Borrower and its subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon from RSM US LLP or another firm of independent public accountants of recognized regional standing, selected by the Borrower and reasonably satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended; provided that the requirements set forth in this clause (c) may be fulfilled by providing to the Bank within the time period set forth above the report filed by the Borrower with the SEC on Form 10-K for the applicable fiscal year; and

(d)          concurrent with delivery of the financial statements referred to in clause (b) and (c) above, (i) a copy of the schedule of investments included in the report filed by the Borrower with the SEC on Form 10-Q or Form 10-K for the applicable period then most recently ended and (ii) a certificate, addressed to the Bank, signed by a responsible officer of the Borrower that the underlying assets of the Borrower do not constitute Plan Assets.

7.            Representations and Warranties. In consideration of establishing and maintaining the Loan Account, each Borrower Party hereby represents and warrants, as applicable, to the Bank (on the date of this Agreement and the date of each Loan made hereunder) that:

(a)          Borrower Party Organization. Such Person is a limited partnership, limited liability company or registered corporate entity, as applicable, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, registration or incorporation with requisite limited partnership, limited liability company, or corporate power to carry on and conduct its business as presently conducted. Such Person is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

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(b)          Authorization. The execution, delivery, and performance by such Person of this Agreement, the other Loan Documents and all documents executed in connection therewith are within its powers, have been duly authorized by all necessary action, and do not contravene such Person’s certificate of limited partnership, certificate of formation or other corporate registration document, as applicable, the Operative Documents, the Subscription Agreements, the Side Letters, the Advisory Agreement, the Administration Agreement, or other organizational document, or in any material respect, any law or contractual restriction binding on or affecting such Person.

(c)          Validity and Binding Nature. This Agreement is and the other Loan Documents and all documents executed in connection therewith when executed and delivered by such Person will be, such Person’s legal, valid, and binding obligation enforceable against such Person in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)          Consent; Absence of Breach. The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by such Person in connection with the Loans, and the borrowings by the Borrower Parties hereunder, do not and will not (i) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect or the filing of UCC financing statements or other similar collateral filings and registrations); (ii) conflict with (x) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, which could reasonably be expected to cause a Material Adverse Effect, or (y) any agreement, indenture, instrument, or other document, or any judgment, order or decree, which is binding upon such Person or any of its properties or assets, which could reasonably be expected to cause a Material Adverse Effect; or (iii) require, or result in, the creation or imposition of any Lien on any asset of such Person, other than Liens in favor of the Bank created pursuant to this Agreement or any other Loan Document.

(e)          Ownership of Properties; Liens. The Borrower is the sole owner of the Collateral, free and clear of all Liens other than Permitted Liens.

(f)          Equity Ownership. As of the Closing Date, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower, except as provided in the Operative Documents or the Subscription Agreements.

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(g)          Financial Statements. All financial statements concerning the Borrower that have been or will hereafter be furnished to Bank pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited financial statements, the absence of footnotes and normal year-end adjustments. Since the date of the most recent financial statements submitted by the Borrower to the Bank, there has been no change in the financial condition or in the assets or liabilities of the Borrower having a Material Adverse Effect on the Borrower.

(h)          Litigation. There is no pending or threatened in writing action or proceeding affecting such Person before any court, governmental agency or arbitrator, which has a reasonable likelihood of adverse determination and if adversely determined would reasonably be expected to have a Material Adverse Effect.

(i)          Event of Default. No Event of Default exists or would result from the incurrence by the Borrower Party of any of the Obligations hereunder or under any of the other Loan Document, and no Borrower Party is in default (after the expiration of any grace or cure periods) under any other contract or agreement to which it is a party, the effect of which would have a Material Adverse Effect upon the Borrower.

(j)          Solvency, etc. As of the Closing Date, and immediately prior to and immediately after giving effect to the issuance of each Loan hereunder and the use of the proceeds thereof, (a) the fair value of such Person’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under Section 548 of the United States Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) no Borrower Party is engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

(k)          ERISA Obligations. Each Borrower Party meets an exception to holding Plan Assets under the Plan Asset Regulations. Assuming no portion of any Loan is funded or held with Plan Assets, unless the Bank relied on an available prohibited transaction exemption, the execution, delivery and performance of this Agreement and the other Loan Documents and the enforcement of the Loans and the Obligations pursuant to the terms of the Loan Documents, and the borrowing and repayment of amounts under this Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Internal Revenue Code. No Borrower Party has established, maintains, contributes to, has any obligation to contribute to, or has any direct liability to any Plan, and except as would not reasonably be expected to result in material liability to any Borrower Party, no ERISA Affiliate of any Borrower Party has established, maintains or is obligated to contribute to any Plan.

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(l)          Security Interest. The Collateral Documents create a valid security interest in favor of the Bank in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by control of such Collateral by the Bank, shall constitute a valid, perfected, first-priority security interest in such Collateral subject only to Permitted Liens.

(m)          Lending Relationship. The relationship hereby created between each Borrower Party and the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and no Borrower Party has relied or is relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans.

(n)          Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (a) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (b) do not, and when disbursed shall not, violate the provisions of the New York usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower Parties or any property securing the Loans.

(o)          Taxes. Each Borrower Party has timely filed all material Tax returns and reports required by law to have been filed by it and has paid all Taxes due and payable by such Borrower Party, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(p)          Tax Status.      The Borrower is organized and operated in accordance with the requirements for qualification as a RIC.

(q)          Compliance with Regulation U. Such Person is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

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(r)          Subscription Agreement; Side Letter; and Operative Documents. Each Subscription Agreement has been accepted by the Borrower in the amount shown in the Subscription Agreement. The Borrower may require the Investor to fund its entire Capital Commitment as provided in the applicable Subscription Agreement and the Operative Documents by providing Capital Call Notices to the Investor without any limitations, restrictions or requirements; the Capital Commitments set forth in the Subscription Agreements are irrevocable; the Borrower has not been informed that any Investor will not honor its Capital Commitment under the applicable Subscription Agreement and the Operative Documents; and nothing contained in any Subscription Agreement, Side Letter, Operative Document, the Advisory Agreement, the Administration Agreement, or any other instrument, certificate, agreement or document restricts or in any way limits the ability of the Borrower to require any Investor (upon receipt of a Capital Call Notice) to fund all or any portion of its unfunded Capital Commitments for the purpose of repaying in full the Obligations. There are no understandings or agreements between the Borrower and any Investor with respect to the Capital Commitments or the administration, management or operation of the Borrower’s business other than the understandings and agreements set forth in the Operative Documents, the Subscription Agreements, the Advisory Agreement, the Administration Agreement, and the Side Letters. No Investor has defaulted under any Operative Agreement or its Subscription Agreement.

(s)          Litigation Involving the Investors. No Investor is a party to any litigation, arbitration or other case or proceeding involving the Borrower.

(t)          Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information (other than projections, forward looking statements and general economic information) heretofore or contemporaneously herewith furnished in writing by such Person to the Bank for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of such Person to the Bank pursuant hereto or in connection herewith, taken as a whole, will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any fact necessary to make such information not materially misleading in light of the circumstances under which made (provided that with respect to any projections or forward looking statements, no representation or warranty is hereby being made other than that any such projections and forecasts provided by such Person were prepared in good faith based upon estimates and assumptions believed by such Person to be reasonable as of the date of the applicable projections or assumptions, it being recognized by the Bank that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results and such differences may be material).

(u)          Investment Company Act. No Borrower Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(v)         Use of Proceeds. The Loans hereunder are utilized and will continue to be utilized in accordance with, and the obligations of such Person under the Loan Documents comply with and will continue to comply with, the terms of the Operative Documents, Subscription Agreements, Side Letters, the Advisory Agreement, the Administration Agreement, and each other constituent document of any Borrower Party.

(w)          Material Adverse Effect. No Material Adverse Effect has occurred and is continuing.

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(x)          Organizational Documents. No Borrower Party has any organizational documents (other than those of which have been provided to the Bank) and there are no agreements or documents in place between any Borrower Party and any affiliate thereof that would contravene the Loan Documents or otherwise be materially adverse to the Bank’s rights, remedies or interests under the Loan Documents.

(y)          KYC; AML Legislation. All materials and information provided to the Bank in connection with applicable “know your customer” and AML Legislation are true and correct.

(z)          Anti-Corruption Laws and Sanctions. No Borrower Party, nor any of their respective directors officers or employees or agents, is a Sanctioned Person or is engaged in any activity that would reasonably be expected to result in a Borrower Party being designated as a Sanctioned Person. Each Borrower Party and its directors officers employees and agents is in compliance with Anti-Corruption Laws and Sanctions.

(aa)         Defenses; Claims. The Borrower does not (1) know of any default or circumstance which would constitute a material default under any Operative Document, the Advisory Agreement, the Administration Agreement, any Subscription Agreement or any Side Letter or which would constitute a defense to the obligations of its Investors to make Capital Contributions or (2) have any knowledge of any claims of offset or any other claims of Investors which would or could diminish or adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Call Notices.

8.            [Reserved].

9.            Notice of Events Regarding Investors. The Borrower shall furnish to the Bank (a) copies of all Capital Call Notices to any Investor of the Borrower, which may be delivered via providing an example Capital Call Notice together with a schedule of the Investors receiving such Capital Call Notice and the amounts requested of such Investors and an updated Borrowing Base Certificate, in each case no later than five (5) Business Days after issuance of each Capital Call Notice, (b) simultaneously with delivery by the Borrower to any Investor or any member of an advisory committee of the Borrower, copies of all notices in respect of any “Defaulting Investor” (as defined in the applicable Subscription Agreement as it exists on the date hereof unless amended in accordance with the requirements set forth herein), (c) promptly thereafter, and in no event later than five (5) Business Days thereafter, notice of the failure of, or exercise of an excuse right by, any Investor to fund a required Capital Contribution pursuant to any Capital Call Notice and/or any Subscription Agreement, (d) promptly thereafter, and in no event later than five (5) Business Days thereafter, notice of the addition of a new Investor, along with copies of any Subscription Agreements and Side Letters, (e) promptly after the Borrower has actual knowledge thereof, and in no event later than five (5) Business Days after the Borrower has actual knowledge thereof, notice of (1) the bankruptcy or insolvency of any Investor, (2) the violation by any Investor of an Operative Document, (3) the default by any Investor under a Subscription Agreement, (4) an Investor’s withdrawal or attempted withdrawal as an Investor of the Borrower, (5) the commencement by any Investor of any litigation, arbitration or other case or proceeding against the Borrower, (6) any information provided by any Investor (or a representative, agent or affiliate of any Investor) to the Borrower that such Investor will not fund any or all of its unfunded Capital Commitment for any reason (whether as a result of set-off rights or otherwise), (7) any transfer (other than with respect to a Permitted Transfer) by any Investor of all or any portion of its interest in the Borrower (along with providing copies of all transfer documents to the Bank), including any unfunded Capital Commitments, (8) the formation of any alternative investment vehicle, parallel fund or other comparable structure by the Borrower in connection with the activities of the Borrower or any reduction in the unfunded Capital Commitment of any Investor to the Borrower due to Capital Contributions of that Investor being directed to an alternative investment vehicle, parallel fund or other comparable structure, (9) the termination of the Commitment Period, (10) any election, determination or agreement by the Borrower that an Investor will not be required to fund its pro rata Capital Contribution in respect of any capital call, or (11) any Investor becoming a “Defaulting Investor” (as defined in each Subscription Agreement), and (f) prompt notice of, and in any event no later than ten (10) Business Days prior to, any Person becoming a “Investor” in any parallel fund of the Borrower or any other comparable structure.

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10.         No Waiver; Set-Off Rights. No delay by the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Bank shall have the right at any time to set-off the balance of any deposit account (excluding any payroll, trust or tax withholding accounts) that any Borrower Party may at any time maintain with the Bank against any amounts at any time due and owing under this Agreement or any other Loan Document whether or not the balance of the Loans under this Agreement is then due.

11.         Notice of Event of Default; Key Person Event. The Borrower Parties shall furnish to the Bank, promptly upon becoming aware (and in no event later than the next Business Day) of (i) the existence of any condition or event which constitutes, or which with the giving of notice, the passage of time or both, would constitute, an Event of Default, (ii) the occurrence of a Key Person Event, (iii) the occurrence of a prepayment event under Section 4(b) hereof or (iv) the occurrence of any event that would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature and period of existence thereof.

12.         Termination by the Borrower Parties. The Borrower Parties may terminate this Agreement at any time effective upon receipt by the Bank of at least thirty (30) days prior written notice. No termination under this Section 12 shall affect the Bank’s rights or the Borrower Parties’ obligations regarding payment or default under this Agreement. Such termination shall not affect the Borrower Parties’ obligation to pay all Loans and the interest accrued through the date of final payment. Concurrently with termination under this Section 12, the Borrower Parties shall pay all interest on the Loans.

13.         Notices. The Bank may rely on instructions from any Borrower Party with respect to any matters relating to this Agreement or the Loan Account, including telephone loan requests (including by facsimile or electronic mail) which are made by persons whom the Bank reasonably believes to be the persons authorized by such Borrower Party to make such loan requests. All notices to the parties to this Agreement shall be sent to such parties at their respective addresses (and in accordance with the requirements) set forth in Section 18 of the Pledge Agreement. Each Borrower Party hereby waives presentment and notice of dishonor.

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14.         Governing Law. This Agreement and the other Loan Documents shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

15.         FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE BANK OR THE BORROWER PARTIES FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO THE EXTENT NECESSARY TO ENFORCE RIGHTS AGAINST THE COLLATERAL. EACH OF THE BANK AND EACH BORROWER PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH OF THE BANK AND EACH BORROWER PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH OF THE BANK AND EACH BORROWER PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

16.         WAIVER OF JURY TRIAL. THE BANK AND EACH BORROWER PARTY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND A BORROWER PARTY ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER PARTIES.

17.         Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Agreement by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.

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18.         [Reserved].

19.         Certain Additional Covenants of the Borrower Parties.

(a)          The Borrower Parties will not create, incur or suffer to exist any Indebtedness (other than Indebtedness pursuant to this Agreement and the Demand Loan Agreement and Indebtedness permitted under the Operative Documents and other constituent documents of the Borrower Parties).

(b)          The Borrower Parties will not create, incur or suffer to exist any Lien on any Pledged Collateral except for Liens in favor of the Bank and Liens arising by operation of law and Permitted Liens. The Borrower Parties shall not enter into any other agreement which prohibits or limits the ability of the Borrower Parties to create, incur, assume or suffer to exist any Lien upon any of the Pledged Collateral, except for Permitted Liens. The Borrower shall not consent to any Investor creating or suffering to exist any Lien on its Subscribed Interest. The Borrower shall not create or suffer to exist any Lien upon its equity interest in any Qualified Borrower.

(c)          No Borrower Party shall, whether in one transaction or a series of related transactions, (i) be a party to any merger or consolidation (unless such Borrower Party is the surviving entity), or (ii) dissolve, liquidate, or terminate.

(d)          The Borrower will not (i) amend or otherwise modify, or agree to any amendment or modification, or waive any rights under, its applicable organizational documents, the Operative Documents, any Subscription Agreement or any Side Letter, or (ii) execute any new Side Letter without (x) the prior written consent of the Bank to the extent such amendment, modification, waiver or new Side Letter could reasonably be expected to be adverse to the interests of the Bank and (ii) promptly (and in any event within five (5) Business Days of the effectiveness thereof) providing copies of such amendment(s), modification(s) and/or Side Letter to the Bank.

(e)          If an Event of Default exists, the Borrower Parties shall not (i) make any distribution or dividend, whether in cash or otherwise, to any of its Investors, or (ii) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof; provided, however, that notwithstanding the existence of an Event of Default, as applicable, each Borrower Party may pay dividends in an amount equal to its investment company taxable income, net tax-exempt interest income and capital gain net income that are required to be distributed to its shareholders in order to maintain its status as a RIC and to avoid U.S. federal income and excise taxes imposed on RICs.

(f)          No Borrower Party shall (i) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related, complementary or incidental thereto or (ii) change its name, its organizational identification number, its type of organization, its jurisdiction of organization or other legal structure, in each case without at least fifteen (15) days prior written notice to the Bank.

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(g)          (i) No Borrower Party shall establish, maintain, contribute to, have any obligation to contribute to, or have any direct liability to any Plan, and except as would not reasonably be expected to result in material liability to any Borrower Party, no ERISA Affiliate of any Borrower Party shall establish, maintain, contribute to, have any obligation to contribute to, or have any liability to any Plan; (ii) no Borrower Party shall take any action that would cause it to fail to meet an exception from holding Plan Assets under the Plan Asset Regulations; and (iii) assuming no portion of any Loan is funded or held with Plan Assets, unless the Bank relied on an available prohibited transaction exemption, no Borrower Party shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Bank to any tax, penalty, damages or any other claim or relief under Section 4975 of the Internal Revenue Code or Section 502 of ERISA.

(h)          No Borrower Party shall transfer the Capital Commitment of any Investor or direct Capital Contributions to any alternative investment vehicle, parallel fund or other comparable structure unless such alternative investment vehicle, parallel fund or other comparable structure becomes a party to this Agreement.

(i)           No Borrower Party shall (i) cause any Capital Contribution or other amounts paid in respect of any Capital Call Notice by any Investor to be deposited by such Investor into any account other than Account Number XXXXXXX, at Bank (the “Controlled Bank Account”); (ii) (x) cancel, reduce, excuse or abate the Capital Commitment of any Investor other than any Permitted Cancellation or in connection with any transfer of Capital Commitments by any Investor that is not prohibited by this Agreement, or (y) relieve, excuse, delay, postpone, reduce, compromise or abate any Investor from the making of any Capital Contribution (including for the avoidance of doubt, in connection with any particular investment of the Borrower), other than any excuse expressly permitted by Section 3(e) of the applicable Subscription Agreement; or (iii) make any agreement with any Person which shall restrict, limit or penalize its ability to make Capital Call Notices (other than those in existence on the Closing Date and set forth in the Operative Documents or Subscription Agreements).

(j)           Each Borrower Party shall (i) ensure that no person who owns a controlling interest in or otherwise controls such Borrower Party is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Loans to (x) violate any of the foreign asset control regulations of OFAC, or any enabling statute or Executive Order relating thereto, or any Anti-Corruption Laws or (y) fund any activity or business of any Sanctioned Person, (iii) comply in all material respects with all applicable Bank Secrecy Act laws and regulations, as amended, Anti-Corruption Laws and Sanctions, and (iv) implement and maintain in effect policies and procedures designed to ensure compliance by it and its directors, officers, employees and relevant agents with Anti-Corruption Laws and Sanctions.

(k)          The Borrower shall take such actions as are necessary or as the Bank may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by the Collateral on a first-priority basis (subject only to Permitted Liens).

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(l)           No Borrower Party shall, directly or indirectly, enter into or permit to exist any transaction with either (i) any of its affiliates or (ii) any director, officer or employee of the Borrower, other than (A) transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of such Borrower Party and upon fair and reasonable terms that are no less favorable to such Borrower Party than would be obtained in a comparable arm’s length transaction with a Person that is not an affiliate of such Borrower Party, (B) transactions with respect to the Advisory Agreement, the Administration Agreement, and the License Agreement, (C) transactions between any Borrower Party and any small business investment company Subsidiary, any special purpose financing Subsidiary, or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) upon fair and reasonable terms that are no less favorable to such Borrower Party than would be obtained in a comparable arm’s length transaction with a Person that is not an affiliate of such Borrower Party, (D) transactions in respect of any Subscription Agreements or Side Letters delivered to the Bank, and (E) transactions in compliance with the conditions or other requirements of any exemptive order granted by the SEC to a Borrower Party.

(m)          No Borrower Party shall cancel any claim or debt owing to it, except for (i) reasonable consideration or (ii) in good faith and for bona fide business purposes.

(n)          No Borrower Party shall enter into (and as of the Closing Date no Borrower Party has entered into) any agreement containing any provision which would (i) be violated or breached by any borrowing by such Borrower Party hereunder or by the performance by such Borrower Party of any of its Obligations hereunder or under any other Loan Document, (ii) prohibit such Borrower Party from granting to the Bank a Lien on any of the Collateral, or (iii) restrict, limit, alter or prohibit any of the Bank’s rights and remedies with respect to the Collateral.

(o)          No Borrower Party shall change its principal place of business, the location of its books and records or location of Collateral, without at least thirty (30) days (or such shorter period as the Bank consents to) prior written notice to the Bank.

(p)          In the event there are any outstanding Loans or other Obligations and there exists an Event of Default, the Borrower shall not issue a Capital Call Notice to any Investor or otherwise request or demand funding of the Capital Commitments of the Investors without, in each case, the prior written consent of the Bank or as otherwise directed by the Bank, which consent will be provided by the Bank to the extent the Borrower commits in writing to repay all outstanding Obligations with the amounts to be paid by the Investors promptly upon the Borrower’s receipt of such amounts (provided that the Investors will be directed to make such payments to the Controlled Bank Account).

(q)          No Borrower Party shall take any action which would cause the Commitment Period to terminate prior to the Maturity Date.

(r)          The Borrower shall:

(1)         not permit the transfer of the Subscribed Interest of any Investor unless the transferee is not a Sanctioned Person;

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(2)         not admit any Person as an Investor if such Person is a Sanctioned Person;

(3)         in the event any Person is admitted as an Investor after the Closing Date, promptly deliver to the Bank a copy of such Investor’s duly executed Subscription Agreement, any Side Letter, and a revised Borrowing Base Certificate, containing the names and the Capital Commitments of each Investor (provided that with respect to any Permitted Transfer, such Subscription Agreement, Side Letter, and revised Borrowing Base Certificate shall be delivered to the Bank within forty-five (45) days following the end of the fiscal quarter in which such Permitted Transfer occurred); and

(4)         prior to the effectiveness of a transfer by any Investor, calculate whether, taking into account the Capital Commitments of such Investor as if such transfer had occurred, the transfer would cause the aggregate unpaid principal amount of the Loans to exceeds the Maximum Credit, and shall make any resulting mandatory prepayment under Section 4(b) prior to permitting such transfer.

(s)          The Borrower shall take all actions necessary to maintain its qualification as a RIC.

20.          Certain Definitions. When used herein the following terms shall have the following meanings:

“Act” has the meaning assigned to such term in Section 24.

“Administration Agreement” means the Administration Agreement dated as of December 15, 2016 between Borrower and Administrator, as amended, supplemented or otherwise modified from time to time not in contravention with the terms of this Agreement.

“Administrator” means Runway Administrator Services LLC, a Delaware limited liability company.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“AML Legislation” means any applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" applicable laws, whether in the United States, Canada or elsewhere, including any regulations, guidelines or orders thereunder.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower Party or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Bank” has the meaning assigned to such term in the introductory paragraph.

“Bank Party” has the meaning assigned to such term in Section 23.

“Borrower” has the meaning assigned to such term in the introductory paragraph.

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“Borrower Guaranty” means a guaranty delivered by the Borrower in the form attached hereto as Exhibit D.

“Borrower Note” has the meaning assigned to such term in Section 1.

“Borrower Party” has the meaning assigned to such term in the introductory paragraph.

“Borrowing Base Amount” means, with respect to the Borrower, an amount equal to (a) seventy-five percent (75%) of the uncalled Capital Commitments required (i.e. the subscription is enforceable by the Borrower and the Investor is irrevocably committed) to be contributed by Non-Rated Institutional Investors to the Borrower pursuant to the Subscription Agreements of the Borrower upon the issuance of Capital Call Notices, plus (b) eighty-five percent (85%) of the uncalled Capital Commitments required (i.e. the subscription is enforceable by the Borrower and the Investor is irrevocably committed) to be contributed by Rated Institutional Investors to the Borrower pursuant to the Subscription Agreements of the Borrower upon the issuance of Capital Call Notices, plus (c) thirty-five percent (35%) of the uncalled Capital Commitments required (i.e., the subscription is enforceable by the Borrower and the Investor is irrevocably committed) to be contributed by Other Investors to the Borrower pursuant to the Subscription Agreements of the Borrower upon the issuance of Capital Call Notices (provided, however, in the case of this clause (c) only, the percentage shall increase from thirty-five percent (35%) to fifty percent (50%) with respect to any Investor who or that has funded at least fifty percent (50%) of his, her or its aggregate Capital Commitments pursuant to such Investor’s Subscription Agreement), minus (d) the maximum aggregate amount of all outstanding “Loans” (as defined in the Demand Loan Agreement), excluding Investors who or that (i) are subject to a voluntary or involuntary insolvency action or similar proceeding, (ii) have failed at any time to fund a required Capital Contribution of the Borrower pursuant to any Capital Call Notice beyond any cure period set forth in the Subscription Agreements, (iii) are in violation of the Operative Documents or their Subscription Agreement, (iv) have commenced any litigation, arbitration or other case or proceeding against any Borrower Party, (v) have withdrawn or attempted to withdraw as an Investor of the Borrower or have transferred, assigned or subjected to a Lien all or any portion of their Subscribed Interests in the Borrower, (vi) object in writing to the grant of a security interest in the Pledged Collateral or the rights and remedies provided to the Bank in respect of the Pledged Collateral, (vii) have informed any Borrower Party that they will not fund any or all of their unfunded Capital Commitment for any reason (whether as a result of set-off rights or otherwise) other than excuse rights set forth in the Subscription Agreements or the Side Letters as of the Closing Date, (viii) are “Defaulting Investors” (as defined in the Subscription Agreements) or are in default of their obligations under the Operative Documents or their Subscription Agreement, (ix) will not or may not be required to fund to the Borrower, or otherwise will or may be excused from funding to the Borrower for any reason, their pro rata Capital Contribution in respect of the underlying purpose for which the applicable Borrowing Base Certificate is being delivered and the related Loan will be made (whether pursuant to the Operative Documents, the Subscription Agreement, any Side Letter or otherwise, provided that such Investor shall be excluded only with respect to any Loan used to directly fund an Investment that is the subject of such excuse right), (x) are or have become Sanctioned Persons, or such Investor’s funds to be used in connection with funding Capital Contributions are derived from illegal activities, (xi) to the best knowledge of the Borrower Parties, are subject to any final judgment(s) for the payment of money which in the aggregate exceeds twenty percent (20%) of the net worth of any such Investor and such judgment or judgments shall not be satisfied, bonded, stayed or discharged within thirty (30) days, or (xii) with respect to any Rated Institutional Investors, such Investors have ceased to be investment-grade (BBB- or better) institutional/corporate investors (provided that upon such occurrence, such Investors shall automatically be designated as Non-Rated Institutional Investors upon payment by the Borrower Parties to the Bank of the excess, if any, of the amount by which the Obligations will exceed the Maximum Credit after giving effect to such designation).

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“Borrowing Base Certificate” means a certificate signed by the Borrower certifying to the accuracy of the Borrowing Base Amount as of a particular date in the form attached hereto as Exhibit B.

“Business Day” means any day on which banks are open for commercial banking business in Chicago, Illinois, and in the case of a Business Day which relates to any Loan bearing an interest rate at the LIBOR Rate, any day on which dealings are carried on in the London Interbank Eurodollar market.

“Capital Call Notice” means a “Funding Notice ” under and as defined in the applicable Subscription Agreement and any other request/demand for a capital contribution to the Borrower made pursuant to the applicable Subscription Agreement.

“Capital Commitments” shall have the meaning assigned to such term in the applicable Subscription Agreement.

“Capital Contribution” means the amount of cash actually contributed by an Investor to the Borrower with respect to its Capital Commitment as of the time such determination is made.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Change of Control” means Runway Growth Holdings LLC or the David Spreng 2016 Irrevocable Life Insurance Trust or any of their affiliates (individually or in the aggregate) shall cease to directly or indirectly own more than 50% of the membership interests of the Investment Adviser.

“Closing Certificate” means the certificate to be delivered on the Closing Date and in the form attached hereto as Exhibit C.

“Closing Date” means the effective date of this Agreement.

“Collateral” means all of the collateral security for the Loans and Obligations pledged or granted pursuant to the Collateral Documents.

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“Collateral Documents” means the security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Agreement to grant, perfect and continue a security interest in the Pledged Collateral, including the Pledge Agreement, and any documents or instruments amending or supplementing the same.

“Commitment Period” shall have the meaning assigned to such term in the applicable Subscription Agreement.

“Controlled Bank Account” has the meaning assigned to such term in Section 19(j).

“Demand Loan Agreement” means that certain Demand Loan Agreement dated as of the Closing Date by and between the Bank and the Borrower, as amended, supplemented or otherwise modified from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower Party within the meaning of Sections 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Sections 412 of the Internal Revenue Code).

“Event of Default” means

(a) any (i) amount constituting principal due and owing under the Loan Documents is not paid when due, whether by its terms or as otherwise provided herein; or (ii) interest or any other amount due and owing under the Loan Documents, is not paid when due, whether by its terms or as otherwise provided herein, and such failure under this clause (ii) continues for a period of three (3) Business Days following the earlier of (x) knowledge by any Borrower Party thereof, or (y) written notice thereof from the Bank;

(b) any (i) breach or default shall occur in the observance or performance by any Borrower Party of (A) any covenant or agreement contained in Section 6 or Section 19(k) of this Agreement or any other Loan Document after the expiration of any applicable grace or cure period and such breach or default under this clause (b)(i)(A) continues for a period of ten (10) Business Days following the earlier of (x) knowledge by any Borrower Party thereof, or (y) written notice thereof from the Bank, or (B) any covenant of agreement contained in this Agreement (other than as set forth in clause (a) or clause (b)(i)(A) above) after the expiration of any applicable grace or cure period and such breach or default, or (ii) written warranty, representation, certificate, or statement of any Borrower Party in this Agreement, other Loan Documents, or any other agreement shall be false when made;

(c) any circumstance in which any Borrower Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due;

(d) any circumstance in which any Borrower Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Borrower Party or any property thereof, or makes a general assignment for the benefit of creditors, or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Borrower Party or for a substantial part of the property of any thereof and is not discharged within sixty (60) days;

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(e) any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Borrower Party, and if such case or proceeding is not commenced by such Borrower Party, it is consented to or acquiesced in by such Borrower Party, or remains for sixty (60) days undismissed;

(f)          in the case of clauses (c), (d) and (e) above, any Borrower Party takes any action to authorize, or in furtherance of, any of the foregoing;

(g)          the entry of any judgment or order against any Borrower Party, or any decree, levy, attachment or garnishment is made against the property of any Borrower Party, with respect to a claim or claims in excess of $1,500,000 (which is not fully covered by insurance), and such judgment, order, decree, levy, attachment or garnishment is not paid or timely appealed (with collection thereof stayed pending the appeal) within thirty (30) days thereof;

(h)          any of the Loan Documents shall cease, in whole or in material part, to be legal, valid, binding agreements enforceable in accordance with the terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective Liens, remedies, powers, or privileges intended to be created thereby, other than, in each case, solely as a result of any act or omission by the Bank;

(i)        Investors with aggregate Capital Commitments in excess of fifteen percent (15%) of the aggregate Capital Commitments of all Investors shall fail to make Capital Contributions within ten (10) Business Days of when required pursuant to the applicable Capital Call Notice (without regard to any notice or cure periods or any other circumstances whatsoever);

(j)         a Change of Control occurs;

(k)        the Investment Advisory Agreement shall cease to be in full force and effect or the Investment Adviser resigns or is removed from said role;

(l)         the Administration Agreement shall cease to be in full force and effect or the Administrator resigns or is removed from said role; or

(m)       the Commitment Period shall terminate.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or its assignee or required to be withheld or deducted from a payment to the Bank or its assignee, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Bank or its assignee being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Bank or its assignee with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) the Bank or its assignee acquires such interest in the Loan or (ii) the Bank or its assignee changes its lending office, except in each case to the extent that, pursuant to Section 4(d) hereof, amounts with respect to such Taxes were payable either to such Person’s assignor immediately before the Bank or such assignee became a party hereto or to such Person immediately before it changed its lending office, (c) Taxes attributable to the Bank or its assignee’s failure to comply with Section 29 hereof, and (d) any U.S. federal withholding Taxes imposed under FATCA.

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“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any applicable intergovernmental agreement entered into between the United States and any other governmental authority in connection with the implementation of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, or any treaty or convention among governmental authorities entered into in connection with the implementation of the foregoing.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) capitalized leases, (g) contingent or actual obligations of a Person in respect of a letter of credit, (h) contingent or actual obligations under any guaranty agreement or similar document whereby such Person guaranties or otherwise becomes obligated for any indebtedness, obligation or other liability of any other Person in any manner, and (i) other obligations for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Liabilities” has the meaning assigned to such term in Section 23.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligations of a Borrower Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

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“Interest Period” means, as to any Loan bearing an interest rate at the LIBOR Rate, the period commencing on the date such Loan is borrowed and ending on the date one, two, or three months thereafter; provided that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, and (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment Adviser” means Runway Growth Capital LLC, a Delaware limited liability company.

“Investment Advisory Agreement” means the Amended and Restated Investment Advisory Agreement dated as of September 12, 2017 between the Borrower and the Investment Advisor, as amended, supplemented or otherwise modified from time to time not in contravention with the terms of this Agreement.

“Investment Company Act” has the meaning assigned to such term in Section 7(t).

“Investor” means any Person that has a Subscribed Interest in the Borrower.

“Key Person Event” means the occurrence of any event set forth in Section 7 of the Subscription Agreements.

“LIBOR Loan” means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Office” means the office or offices of Bank which shall be making or maintaining the LIBOR Loans. A LIBOR Office may be, at the option of Bank, either a domestic or foreign office.

“LIBOR Rate” means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Bank in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D issued by the Board of Governors of the Federal Reserve System (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Bank in its sole and absolute discretion. Bank’s determination of the LIBOR Rate shall be conclusive, absent manifest error, and shall remain fixed during such Interest Period.

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“License Agreement” means the Trademark License Agreement dated as of November 8, 2017, between Borrower and Adviser, as amended, supplemented or otherwise modified from time to time not in contravention with the terms of this Agreement.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, assignment by way of security, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Loan Account” means a loan account on Bank’s books in which shall be recorded (i) all disbursements and advances made by Bank to the Borrower Parties pursuant to this Agreement, (ii) all payments made by the Borrower Parties on all such Loans and advances and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all interest, fees, charges and expenses.

“Loan Documents” means this Agreement, each Note, each Borrowing Base Certificate, the Pledge Agreement, each of the Collateral Documents, each Borrower Guaranty, and each other document executed and delivered to the Bank by any Borrower Party pursuant hereto or in connection herewith, and any amendments or supplements thereto or modifications thereof.

“Loans” has the meaning assigned to such term in Section 1(a).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, financial condition or results of operations of any Borrower Party, (b) a material impairment of the ability of any Borrower Party to perform its obligations under any of the Loan Documents, or (c) a material adverse change in (i) the legality, validity, binding effect or enforceability against any Borrower Party of any of the Loan Documents (other than as a result of any act or omission by the Bank), or (ii) the rights or remedies of the Bank under any Loan Document (other than as a result of any act or omission by the Bank).

“Maturity Date” has the meaning assigned to such term in Section 4(a).

“Maximum Credit” has the meaning assigned to such term in the introductory paragraph.

“Non-Rated Institutional Investors” means the Investors who or that are described as such on Schedule 1.1 hereto (each of which must be a non-rated institutional/corporate investor or an institutional/corporate investor with an investment rating below BBB-), as such schedule may be updated from time to time (by delivery of an updated Borrowing Base Certificate) to include additional Investors upon delivery by the Borrower to the Bank of an updated Schedule 1.1 hereto showing the updated total Capital Commitments of the Investors.

“Note” has the meaning assigned to such term in Section 1.

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“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of each Borrower Party to the Bank, or any indemnified party arising under the Loan Documents.

“OFAC” has the meaning assigned to such term in Section 19(k).

“Operative Documents” means each of (a) the Amended and Restated Bylaws of the Borrower dated as of June 13, 2017, (b) the Articles of Amendment and Restatement of the Borrower as in effect on the Closing Date, and (c) the Fifth Amended and Restated Private Placement Memorandum of Borrower dated as of July 20, 2017, as supplemented by the supplement thereto dated September 2017, in each case as amended, supplemented or otherwise modified from time to time not in contravention with the terms of this Agreement.

“Other Investors” means the Investors other than Rated Institutional Investors and Non-Rated Institutional Investors who or that are described as such on Schedule 1.1 hereto, as such schedule may be updated from time to time (by delivery of an updated Borrowing Base Certificate) to include additional Investors upon delivery by the Borrower to the Bank of an updated Schedule 1.1 hereto showing the updated total Capital Commitments of the Investors.

“Other Connection Taxes” means, with respect to the Bank, Taxes imposed as a result of any present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, for the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except that any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” has the meaning assigned to such term in Section 27.

“Permitted Cancellation” means a cancellation, reduction or abatement by the Borrower of the Capital Commitment of the Investors in an aggregate amount not to exceed $500,000 prior to the Maturity Date.

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“Permitted Liens” shall mean (a) Liens for taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or that are being contested in good faith by appropriate proceedings and, in each case, for which the applicable Borrower Party maintains adequate reserves in accordance with GAAP and in respect of which no action has been taken by the relevant governmental authority to foreclose or realize on any applicable Lien therefor; (b) Liens resulting from cash deposits in connection with tenders, contracts, letters of credit or leases to which any Borrower Party is a party or other cash deposits required to be made in the ordinary course of business, provided that the obligation is not for borrowed money and that the obligation secured is not more than ninety (90) days overdue or, if more than ninety (90) days overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor; (c) attachments, appeal bonds, judgments and other similar Liens, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not otherwise constitute an Event of Default; (d) Liens granted to the Bank under the other Loan Documents; and (e) other Liens on portfolio assets not specified above so long as such Liens do not secure guarantees or indebtedness for borrowed money that are recourse to any Borrower Party and are not prohibited by the Operational Documents, Subscription Agreements or other applicable constituent documents.

“Permitted Transfer” means any transfer by any Investor with a Capital Commitment equal to or less than $500,000 of all or any portion of its interest in the Borrower, including any unfunded Capital Commitments; provided that the aggregate amount of Capital Commitments subject to such transfers by the Investors in any single fiscal quarter of the Borrower shall not exceed $1,500,000.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee benefit plan that is subject to Title IV of ERISA, or any retiree medical plan, or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Closing Date, by the Borrower in favor of the Bank, as amended, restated or supplemented from time to time.

“Pledged Collateral” has the meaning assigned to such term in the Pledge Agreement.

“Prime Rate” means the rate per annum announced by the Bank from time to time as its prime commercial rate. The Bank’s Prime Rate reflects market rates of interest as well as other factors, and it is not necessarily the Bank’s best or lowest rate.

“Prime Rate Loan” means any Loan which bears interest at a rate determined by reference to the Prime Rate.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“QB Note” has the meaning assigned to such term in Section 1.

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“Qualified Borrower means an entity (a) in which the Borrower owns a direct or indirect ownership interest, or through which the Borrower may acquire an investment, (b) the indebtedness of which entity can be guaranteed by the Borrower pursuant to the terms of the Operative Documents, and (c) with respect to which the Borrower has delivered a Borrower Guaranty and the other requirements of Section 22 have been satisfied.

“Rated Institutional Investors” means the Investors who or that are described as such on Schedule 1.1 hereto (each of which must be an investment-grade (BBB- or better) institutional/corporate investor), as such schedule may be updated from time to time (by delivery of an updated Borrowing Base Certificate) to include additional Investors upon delivery by the Borrower to the Bank of an updated Schedule 1.1 hereto showing the updated total Capital Commitments of the Investors.

“Register” has the meaning assigned to such term in Section 27.

“RIC” means a regulated investment company qualified as such under Sections 851 through 855 of the Internal Revenue Code and the Treasury regulations promulgated thereunder.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Country” means a country that is the subject of Sanctions administered by OFAC from time to time (currently, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the United States Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions thereof.

“Shares” has the meaning set forth in the Subscription Agreements.

“Side Letters” means the letter agreements, including the stockholder agreements, entered into between the Borrower, on the one hand, and an Investor of the Borrower, on the other hand; and “Side Letter” is an individual reference to each of the Side Letters.

“Subscribed Interest” means the obligation of an Investor to purchase Shares pursuant to its Subscription Agreement up to the amount of its “Unused Capital Commitment” (as such term is defined in the Subscription Agreements).

“Subscription Agreement” shall mean each Subscription Agreement between the Borrower and one of its Investors relating to such Investor’s Capital Commitment; and “Subscription Agreements” shall be a collective reference to each Subscription Agreement.

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“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as adopted in the State of Illinois, New York, and any other state from time to time, which governs creation of perfection (and the effect thereof) of security interests in any Collateral for the Obligations.

21.          Conditions Precedent to Closing Date. The effectiveness of this Agreement is subject to each of the following conditions precedent and no Loan shall be made hereunder unless each of the following is satisfied (as reasonably determined by the Bank) or waived by the Bank:

(a)          The Borrower will have duly executed and delivered or caused to have been delivered each of the following:

(1)         This Agreement and the other Loan Documents, together with all Exhibits and Schedules thereto;

(2)         The Note;

(3)         Opinion letter(s) of counsel to the Borrower reasonably satisfactory to the Bank;

(4)         (a) copies of the Operative Documents, and (b) a copy of the Borrower’s resolutions adopted authorizing the execution, delivery and performance of the Loan Documents;

(5)         The certificate of incorporation for the Borrower, certified as true and correct by the applicable regulatory authority;

(6)         A good standing certificate (or comparable certificate) from the applicable jurisdiction of organization for the Borrower;

(7)         A Closing Certificate in form reasonably satisfactory to the Bank;

(8)         A Borrowing Base Certificate;

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(9)         For each Investor, its duly executed and delivered Subscription Agreement and, to the extent applicable, Side Letter;

(10)        All documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including AML Legislation, the Act and OFAC;

(11)        A copy of each of the Advisory Agreement, the Administration Agreement, and the License Agreement; and

(12)        Such other information and documents as may reasonably be required by the Bank and its counsel. In addition, the Bank shall have completed to its reasonable satisfaction its due diligence review of the Borrower and its management, controlling owners, systems and operations.

(b)          The following shall have occurred:

(1)         The Bank shall have received copies of UCC search reports dated such a date as is reasonably satisfactory to the Bank, listing all effective financing statements filed against the Borrower with copies of such financing statements.

(2)         The Bank shall have received all fees and expenses due and owing to Bank under this Agreement and the other Loan Documents prior to the date hereof and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by the Borrower hereunder, including the fees and disbursements invoiced through the date hereof of the Bank’s special counsel, Mayer Brown LLP.

(3)         The representations and warranties set forth in Section 7 of this Agreement and each other Loan Document shall be true and correct as of the date hereof.

(c)          The following shall not have occurred:

(1)         Any material adverse change in the Bank’s understanding of the facts and information presented to it, or any material litigation or claims shall have been filed with respect to the Borrower;

(2)         Any Material Adverse Effect; or

(3)         Any Event of Default.

22.           Conditions Precedent to Loans Made to Qualified Borrowers. A proposed Qualified Borrower may be added as a Borrower Party hereunder subject to (i) the Bank’s consent, such consent to be given in its sole and absolute discretion, and (ii) the following conditions precedent (and upon the satisfaction of such requirements such proposed Qualified Borrower shall be a Borrower Party hereunder and for all purposes under the Loan Documents):

(a)          The Borrower and such Qualified Borrower, as applicable, will have duly executed and delivered or caused to have been delivered each of the following:

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(1)         A QB Note in substantially the form attached hereto as Exhibit A-1, duly executed and delivered by such Qualified Borrower in the maximum amount of the Loans potentially available to be advanced to such Qualified Borrower;

(2)         A Borrower Guaranty, duly executed and delivered by the Borrower (or, if applicable, a duly signed and completed Amendment for Qualified Borrower Addition to an existing Borrower Guaranty in substantially the same form of Schedule II to the Form of Borrower Guaranty attached hereto as Exhibit D);

(3)         Satisfactory opinion letter(s) of counsel to the Borrower and such Qualified Borrower;

(4)         A copy of such Qualified Borrower’s applicable constituent documents and a copy of resolutions of (A) such Qualified Borrower authorizing the execution, delivery and performance of the related QB Note and (B) the Borrower authorizing the execution, delivery and performance of the Borrower Guaranty, each certified by the Borrower and such Qualified Borrower as correct and complete copies thereof and in effect on the date of the related QB Note and Borrower Guaranty, as applicable;

(5)         The applicable constituent documents for such Qualified Borrower, certified as true and correct by the applicable regulatory authority;

(6)         A good standing certificate (or comparable certificate) from the applicable jurisdiction of organization for such Qualified Borrower;

(7)         A pro forma Borrowing Base Certificate; and

(8)         Such other information and documents as may reasonably be required by the Bank and its counsel. In addition, the Bank shall have completed to its satisfaction its due diligence review of such Qualified Borrower and its respective management, controlling owners, systems and operations.

(b)          The following shall have occurred:

(1)         The Bank shall have received all fees and expenses due and owing to Bank under this Agreement and the other Loan Documents prior to the date of the related Note by such Qualified Borrower and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by the Borrower Parties hereunder, including the fees and disbursements invoiced through the date of the related Note by such Qualified Borrower of the Bank’s special counsel, Mayer Brown LLP.

(2)         The representations and warranties set forth in Section 7 of this Agreement and each other Loan Document shall be true and correct as of the date hereof.

(c)          The following shall not have occurred:

34

(1)         Any material adverse change in the Bank’s understanding of the facts and information presented to it, or any material litigation or claims shall have been filed with respect to any Borrower Party; or

(2)         Any Material Adverse Effect.

(d)          Concurrently with a Qualified Borrower becoming a Borrower Party hereunder, and prior to any Loan made by the Bank to such Qualified Borrower, such Qualified Borrower will have delivered (or the Borrower will have caused to have been delivered) a copy of the consolidated balance sheet of such Qualified Borrower and its subsidiaries as of the last day of the most recent fiscal quarter and the consolidated statements of income of such Qualified Borrower and its subsidiaries for such fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail, prepared by such Qualified Borrower in accordance with GAAP and certified by its chief financial officer or such other officer reasonably acceptable to the Bank.

23.          Indemnification. In consideration of the execution and delivery of this Agreement by the Bank, each Borrower Party hereby agrees to indemnify, exonerate and hold the Bank and each of the officers, directors, employees, affiliates, and agents of the Bank (each a “Bank Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including attorney costs (collectively, the “Indemnified Liabilities”), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of capital securities, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Borrower Parties, (c) any violation of any environmental laws with respect to conditions at any property owned or leased by any loan party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any loan party or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances, (e) the preparation, negotiation, execution, delivery, performance or enforcement of this Agreement or any other Loan Document by the Borrower Parties, (f) the use or misuse of proceeds of the Loans, (g) the fraudulent actions or misrepresentations of any Borrower Party or its affiliates in connection with the transactions contemplated by this Agreement and the other Loan Documents, or any breach by any Borrower Party of its obligations under this Agreement or any other Loan Document, or (h) any claim, litigation, investigation or proceeding relating to any of the foregoing or relating to any transaction contemplated hereby, whether or not any Bank Party is a party thereto, except for any such Indemnified Liabilities arising on account of the applicable Bank Party’s fraud, gross negligence, bad faith or willful misconduct as determined by a final judgment (for which the appeal period has expired) by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Borrower Party hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 23 shall survive repayment of the Loans, cancellation of each Note and termination of this Agreement.

35

24.         Customer Identification - USA Patriot Act Notice. The Bank hereby notifies the Borrower Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies each Borrower Party, which information includes the name and address of each Borrower Party and other information that will allow the Bank to identify each Borrower Party in accordance with the Act.

25.         [Reserved].

26.         Management Fee and Reimbursement Fee Subordination. The Borrower hereby acknowledges and agrees (for itself, its affiliates and its successors and permitted assigns) that: the payment of the (i) management fees by the Borrower Parties to the Investment Adviser or an affiliate thereof under the Investment Advisory Agreement, and (ii) reimbursement fee by the Borrower Parties to the Administrator or an affiliate thereof under the Administration Agreement, shall be prohibited without the prior written consent of Bank upon the occurrence and during the continuance of any Event of Default set forth in clause (c), (d), (e) or (f) of the definition thereof. The foregoing restrictions and agreements on the payment of such management fees and reimbursement fees by the Borrower Parties are enforceable in all respects by the Bank.

27.         Assignment. The Bank may, at any time, assign to one or more Persons all or any portion of the Bank’s Loans and rights in this Agreement and the other Loan Documents, which assignment shall, so long as no Event of Default exists, be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required for an assignment by Bank to an affiliate of Bank). In addition, the Bank may at any time sell one or more participations in the Loans. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the Obligations including the right to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower Parties may not sell or assign this Agreement (including any of the Obligations), or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank, the Borrower Parties and their respective successors and permitted assigns. All references herein to the Borrower Parties shall be deemed to include any successors, whether immediate or remote. In the event that the Bank assigns all or any portion of the Bank’s Loans and rights arising hereunder as provided for herein, the Borrower Parties shall be entitled to continue to deal solely and directly with the Bank until the Borrower Parties shall have received a copy of an assignment agreement fully executed, delivered and completed by the applicable parties thereto. The Bank, acting solely for this purposes as a non-fiduciary agent of the Borrower Parties, shall maintain at one of its offices in the United States a copy of each assignment delivered to it and a register for the recordation in book entry form of the names and addresses of all persons holding a beneficial interest in the Loans and principal amounts (and stated interest) of the Loans owing to each such Person pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower Parties and the Bank and their respective successors and assigns shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a beneficial owner of the right to receive amounts hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower Parties at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause the extensions of credit to the Borrower Parties under this Agreement to be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and shall be interpreted and applied in a manner consistent with such intent. Any attempted assignment not made in accordance with this Section 27 shall be treated as the sale of a participation. The Bank shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Bank shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Notwithstanding anything to the contrary contained herein or otherwise, the Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

36

28.         Miscellaneous. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Agreement, any Note or any other Loan Document, nor consent to any departure by a Borrower Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrower. If any part of this Agreement is unenforceable, that will not make any other part unenforceable. If any provision of this Agreement shall conflict with or be inconsistent with any provisions of any of the other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

29.         Tax Forms. The Bank and each of its successors and assigns shall deliver to the Borrower Parties on or prior to the date on which the Bank or each such successor or assign acquires an interest a Loan and at such times as are reasonably requested by the Borrower Parties, such properly completed (in a manner reasonably satisfactory to the Borrower Parties) and executed Tax documentation prescribed by law, or reasonably requested by the Borrower Parties, to establish such recipient’s status for withholding Tax purposes or allow the Borrower Parties to make payments hereunder without withholding for any Taxes (or otherwise at a reduced rate of withholding), including without limitation Forms W-9, W-8BEN-E, W-8BEN, W-8IMY, or W-8EXP (and any successor forms), as applicable. Each such Person shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower Parties updated or other appropriate documentation or promptly notify the Borrower Parties of its inability to do so.

37

30.         Covenants of Qualified Borrowers. The covenants and agreements of Qualified Borrowers hereunder shall be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Note by such Qualified Borrower until such Qualified Borrower’s Note is paid in full in cash, at which time such Qualified Borrower’s Obligations and liabilities under the Loan Documents and the Borrower’s guarantee thereof shall automatically terminate, and such Qualified Borrower shall no longer be considered a “Borrower Party” or a “Qualified Borrower” under the Loan Documents.

31.         Borrower Jointly and Severally Liable. Notwithstanding anything to the contrary herein, the Loans, and the other Obligations constitute the joint and several obligations of the Borrower Parties, and the Bank at its option may enforce the entire amount of the Loans made available to any Borrower Party and the other Obligations owing by such Borrower Party against such Borrower Party or the Borrower. The Bank may exercise remedies against the Borrower and its property separately, whether or not the Bank exercises remedies against any other Borrower Party or its property. The Bank may enforce any Borrower Party’s obligations without enforcing any other Borrower Party’s obligations or the Borrower’s obligations under this Section 31. Any failure or inability of the Bank to enforce any Borrower Party’s obligations shall not in any way limit the Bank’s right to enforce the respective obligations of any other Borrower Party or the Borrower’s obligations under this Section 31. If the Bank forecloses or exercises similar remedies under any one or more Collateral Documents with respect to any given Borrower Party, then such foreclosure or similar remedy shall be deemed to reduce the balance of such Borrower Party’s Loans only to the extent of the cash proceeds actually realized by the Bank from such foreclosure or similar remedy or, if applicable, the Bank’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law. For the avoidance of doubt, (a) the Borrower shall be jointly and severally liable for all Obligations for each other Borrower Party; and (b) each Qualified Borrower shall be severally liable for its Loans and its other Obligations and not the Loans or other Obligations of any other Borrower Party or the Borrower.

* * * * *

38

The Borrower agrees to the terms set forth above. This Agreement is dated as of the date first written above.

BORROWER:

RUNWAY GROWTH CREDIT FUND INC., a Maryland corporation

By:	/s/ Thomas B. Raterman
Name: Thomas B. Raterman
Title: Chief Financial Officer, Treasurer and Secretary

Revolving Loan Agreement

BANK:

CIBC BANK USA

By:	/s/ Rob Dmowski
Name: Rob Dmowski
Title: Associate Managing Director

Revolving Loan Agreement

40

SCHEDULE 1.1

INVESTORS

See Attached.

EXHIBIT A

REVOLVING NOTE

$17,500,000	June 22, 2018

For value received, the undersigned, RUNWAY GROWTH CREDIT FUND INC., a Maryland corporation (the “Borrower”), hereby promises to pay to the order of CIBC BANK USA (the “Bank”) at its offices at 120 South LaSalle Street, Chicago, Illinois 60603, the principal sum of SEVENTEEN MILLION AND FIVE HUNDRED THOUSAND DOLLARS ($17,500,000.00) or, if less, the amount outstanding under the Revolving Loan Agreement (as defined below) together with the interest thereon payable at the times and at the rates and in the manner set forth in the Revolving Loan Agreement.

This Note evidences borrowings by the undersigned under that certain Revolving Loan Agreement dated as of June 22, 2018 (as further amended, restated, modified or supplemented from time to time, the “Revolving Loan Agreement”), among the Borrower, any other entity which becomes a party thereto pursuant to Section 22 thereof as a Borrower Party, and the Bank; and this Note and the holder hereof are entitled to all the benefits provided for under the Revolving Loan Agreement, to which reference is hereby made for a statement thereof. The undersigned hereby waives presentment and notice of dishonor. The undersigned agrees to pay to the holder hereof all court costs and other reasonable expenses, legal or otherwise, incurred or paid by such holder in connection with the collection of this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Revolving Note as of the day and year first above written.

BORROWER:

RUNWAY GROWTH CREDIT FUND INC.

By:
Name:
Title:

Note

EXHIBIT A-1

REVOLVING NOTE

$17,500,000	June 22, 2018

For value received, the undersigned, [QUALIFIED BORROWER, a [jurisdiction of formation] [type of entity]] (the “Borrower”), hereby promises to pay to the order of CIBC BANK USA (the “Bank”) at its offices at 120 South LaSalle Street, Chicago, Illinois 60603, the principal sum of SEVENTEEN MILLION AND FIVE HUNDRED THOUSAND DOLLARS ($17,500,000.00) or, if less, the amount outstanding under the Revolving Loan Agreement (as defined below) together with the interest thereon payable at the times and at the rates and in the manner set forth in the Revolving Loan Agreement.

This Note evidences borrowings by the undersigned under that certain Revolving Loan Agreement dated as of June 22, 2018 (as further amended, restated, modified or supplemented from time to time, the “Revolving Loan Agreement”), among Runway Growth Credit Fund Inc., a Maryland corporation, any other entity which becomes a party thereto pursuant to Section 22 thereof as a Borrower Party, and the Bank; and this Note and the holder hereof are entitled to all the benefits provided for under the Revolving Loan Agreement, to which reference is hereby made for a statement thereof. The undersigned hereby waives presentment and notice of dishonor. The undersigned agrees to pay to the holder hereof all court costs and other reasonable expenses, legal or otherwise, incurred or paid by such holder in connection with the collection of this Note.

By its execution hereof, the Borrower hereby agrees to be bound by the terms and conditions of the Revolving Loan Agreement as a Borrower Party as if it were a signature party thereto.

The Borrower’s address for notices pursuant to the Revolving Loan Agreement is:

[QUALIFIED BORROWER NOTICE ADDRESS]

[SIGNATURE PAGE FOLLOWS]

Qualified Borrower Note

IN WITNESS WHEREOF, the Borrower has executed this Revolving Note as of the day and year first above written.

BORROWER:

[NAME OF QUALIFIED BORROWER]

By:
Name:
Title:

Qualified Borrower Note

EXHIBIT B

BORROWING BASE CERTIFICATE

To:   CIBC Bank USA

Date: June 22, 2018

Please refer to the Revolving Loan Agreement dated as of June 22, 2018 (as further amended, restated or supplemented from time to time, the “Loan Agreement”) among Runway Growth Credit Fund Inc., a Maryland corporation (the “Borrower”), any other entity which becomes a party thereto pursuant to Section 22 thereof as a Borrower Party, and CIBC Bank USA (the “Bank”). This certificate (the “Certificate”), together with Schedule I attached hereto, is delivered to you pursuant to the terms of the Loan Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Loan Agreement.

The Borrower represents and warrants to the Bank that at the close of business on the date of this Certificate, (i) the Borrowing Base Amount of the Borrower is $[______], as set forth in Schedule I attached hereto, and (ii) the Capital Commitment and uncalled Capital Commitment of the Investors is set forth on Schedule II attached hereto.

The Borrower further certifies, represents and warrants to the Bank as follows:

a.           The calculation of the Borrowing Base Amount set forth in Schedule I attached hereto excludes the unfunded Capital Commitment (or such portion as set forth below) of the Investors who or that (i) are subject to a voluntary or involuntary insolvency action or similar proceeding, (ii) have failed at any time to fund a required Capital Contribution of the Borrower pursuant to any Capital Call Notice beyond any cure period set forth in the Subscription Agreements, (iii) are in violation of the Operative Documents or their Subscription Agreement, (iv) have commenced any litigation, arbitration or other case or proceeding against any Borrower Party, (v) have withdrawn or attempted to withdraw as an Investor or have transferred, assigned or subjected to a Lien all or any portion of their Subscribed Interests in the Borrower, (vi) object in writing to the grant of a security interest in the Pledged Collateral or the rights and remedies provided to the Bank in respect of the Pledged Collateral, (vii) have informed any Borrower Party that they will not fund any or all of their unfunded Capital Commitment for any reason (whether as a result of set-off rights or otherwise) other than excuse rights set forth in the Subscription Agreements or the Side Letters as of the Closing Date, (viii) are “Defaulting Investors” (as defined in the Subscription Agreements) or are in default of their obligations under the Operative Documents or their Subscription Agreement, (ix) will not or may not be required to fund to the Borrower, or otherwise will or may be excused from funding to the Borrower for any reason, their pro rata Capital Contribution in respect of the underlying purpose for which the applicable Borrowing Base Certificate is being delivered and the related Loan will be made (whether pursuant to the Operative Documents, the Subscription Agreement, any Side Letter or otherwise, provided that such Investor shall be excluded only with respect to any Loan used to directly fund an Investment that is the subject of such excuse right), (x) are or have become Sanctioned Persons, or such Investor’s funds to be used in connection with funding Capital Contributions are derived from illegal activities, (xi) to the best knowledge of the Borrower Parties, are subject to any final judgment(s) for the payment of money which in the aggregate exceeds twenty percent (20%) of the net worth of any such Investor and such judgment or judgments shall not be satisfied, bonded, stayed or discharged within thirty (30) days, or (xii) with respect to any Rated Institutional Investors, such Investors have ceased to be investment-grade (BBB- or better) institutional/corporate investors (provided that upon such occurrence, such Investors shall automatically be designated as Non-Rated Institutional Investors upon payment by the Borrower Parties to the Bank of the excess, if any, of the amount by which the Obligations will exceed the Maximum Credit after giving effect to such designation).

b.           The Commitment Period has not terminated.

c.           No Event of Default has occurred under the Loan Agreement and is continuing.

d.           Each Loan made by the Bank under the Loan Agreement has been or will be used to fund an investment by, or pay operating expenses of, or otherwise be utilized by the Borrower Parties in accordance with, and in each case, only to the extent such Loan is or will be permitted indebtedness under, the Operative Documents, all Subscription Agreements and all Side Letters.

f.            The representations and warranties of the Borrower Parties contained in the Loan Agreement or in any other Loan Document are true and correct as of the date of this Certificate.

g.           No Material Adverse Effect has occurred and is continuing.

h.           No Investor has commenced of any litigation, arbitration or other case or proceeding against the Borrower.

i.            With respect to each Loan requested by the Borrower Parties under the Loan Agreement, each Borrower Party has complied with the requirements contained in the Operative Documents, each Subscription Agreement, each Side Letter and each Loan Document.

j.            The Operative Documents, Subscription Agreements, and Side Letters have not been amended or otherwise modified since the Closing Date except in accordance with the requirements set forth in the Loan Agreement. No Borrower Party has organizational documents (other than those of which have been provided to the Bank) and there are no agreements or documents in place between any Borrower Party and any affiliate thereof that would contravene the Loan Documents or otherwise be materially adverse to the Bank’s rights, remedies or interests under the Loan Documents.

k.          No Borrower Party has received written notice that any Investor would fail to fund a Capital Contribution to the Borrower pursuant to a Capital Call Notice. In addition, no Borrower Party knows of any reason why any Investor would be excused from participation in respect of any Capital Contribution to the Borrower.

[signature page follows]

2

The Borrower has caused this Borrowing Base Certificate to be executed and delivered by a duly authorized representative as of the date first written above.

BORROWER:

RUNWAY GROWTH CREDIT FUND INC.

By:
Name:
Title:

3

SCHEDULE I

Dated as of [___________, _____]

	Aggregate Capital Commitments	Aggregate Amount of Called Capital Commitments	Balance of Uncalled Capital Commitments

Rated Institutional Investors	$-	$-	$-

Less: Excluded from Borrowing Base			$-

Amount Eligible			$-

Advance Rate			85%

Borrowing Base Amount			$-

Non-Rated Institutional Investors	$-	$-	$-

Less: Excluded from Borrowing Base			$-

Amount Eligible			$-

Advance Rate			75%

Borrowing Base Amount			$-

Other Investors	$-	$-	$-

Less: Excluded from Borrowing Base			$-

Amount Eligible			$-

Advance Rate (1)			[35%][50%]

Borrowing Base Amount			$-

Total Borrowing Base Amount			$-

Less: Amount of outstanding “Loans” (as defined in the Demand Loan Agreement)			$-

Final Borrowing Base Amount (2)			$-

Lesser of Maximum Credit ($17,500,000) or Borrowing Base Amount			$-

Less: the aggregate amount of outstanding Loans issued to the Borrower

Less: the aggregate amount of outstanding Loans issued to Qualified Borrowers			$-

Amount of Maximum Credit Available			$-

(1) The percentage shall increase from 35% to 50% with respect to any Other Investor who or that has funded at least fifty percent of his, her or its aggregate Capital Commitment.

(2) “Final Borrowing Base Amount” means the Borrowing Base Amount of the Borrower minus the amount of outstanding “Loans” (as defined in the Demand Loan Agreement).

4

SCHEDULE II

[To be attached by Borrower]

5

EXHIBIT C

CLOSING CERTIFICATE

June 22, 2018

This Closing Certificate is made pursuant to that certain Revolving Loan Agreement, dated as of the date hereof (the “Loan Agreement”), by and among RUNWAY GROWTH CREDIT FUND INC., a Maryland corporation (the “Borrower”), any other entity which becomes a party thereto pursuant to Section 22 thereof as a Borrower Party, and CIBC BANK USA (the “Bank”). All capitalized terms used in this Closing Certificate and not otherwise defined shall have the same meanings as in the Loan Agreement.

The undersigned hereby certifies to the Bank as follows:

That [she][he] has made or has caused to be made such investigations as are necessary in order to permit [her][him] to verify the accuracy of the information set forth in this Closing Certificate, and this Closing Certificate does not misstate any material fact and does not omit to state any fact necessary to make this Closing Certificate not misleading.

No Event of Default has occurred or will result from the closing of the Loan Agreement.

The representations and warranties of the Borrower contained in the Loan Agreement or in any other Loan Document are true and correct.

No Material Adverse Effect has occurred or will result from the closing of the Loan Agreement.

[The underlying assets of the Borrower do not constitute Plan Assets.]1

[SIGNATURE PAGE FOLLOWS]

1 Subject to ERISA review.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Closing Certificate as of the date first set forth above.

BORROWER:

RUNWAY GROWTH CREDIT FUND INC.

By:
Name:
Title:

2

EXHIBIT D

BORROWER GUARANTY

Dated as of [DATE]

THIS BORROWER GUARANTY (this “Borrower Guaranty”) is made as of [DATE] by RUNWAY GROWTH CREDIT FUND INC., a Maryland corporation (the “Borrower”), in favor of CIBC BANK USA (the “Bank”).

Reference is made to that certain Revolving Loan Agreement dated as of June 22, 2018, among the Borrower, any other entity which becomes a party thereto pursuant to Section 22 thereof as a Borrower Party, and the Bank (as the same may be modified, amended, or restated from time to time, the “Revolving Loan Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Revolving Loan Agreement.

1.	The Borrower represents and warrants that it has received or will receive direct or indirect benefit from the making of this Borrower Guaranty and the creation of the Guaranteed Debt (as defined below), that the Borrower is familiar with the financial condition of the Qualified Borrower (as defined below) and the value of any collateral security for the Guaranteed Debt and that the Bank has made no representations to the Borrower in order to induce the Borrower to execute this Borrower Guaranty.

2.	In connection with the Revolving Loan Agreement, the Borrower hereby irrevocably, unconditionally and absolutely guarantees, in favor of the Bank, the prompt payment when due of all interest, principal, fees, expenses and other amounts now or hereafter represented by, or arising in connection with: (a) [that][those] certain Note[s], payable to the order of the Bank, and as more particularly described on Schedule I, including, all liabilities and indebtedness represented or evidenced by any promissory note given in renewal, extension, modification or substitution of or for such Note ([each, a][the] “Qualified Borrower Note”); and (b) all obligations of the Qualified Borrower[s] listed on Schedule I ([each, a][the] “Qualified Borrower”) arising under the Revolving Loan Agreement (collectively, the “Guaranteed Debt”) in accordance with the terms of this Borrower Guaranty. This is an unconditional guaranty of payment, and not a guaranty of collection, and the Bank may enforce the Borrower’s obligations hereunder pursuant to the Revolving Loan Agreement without first suing, or enforcing its rights or remedies against the Qualified Borrower or any other obligor, or enforcing or collecting any present or future collateral security for the Guaranteed Debt.

3.	The Borrower hereby waives notice of: (a) acceptance of this Borrower Guaranty; (b) the extension of credit by the Bank to the Qualified Borrower; (c) the occurrence of any breach or default by the Qualified Borrower in respect of the Guaranteed Debt; (d) the sale or foreclosure on any collateral for the Guaranteed Debt other than any notice that is expressly required by applicable law; (e) the transfer of the Guaranteed Debt to any third party to the extent permitted under the Revolving Loan Agreement and to the extent that such notice is not required under the Revolving Loan Agreement; and (f) all other notices, in each case except as otherwise required under the Loan Documents.

1

4.	The Borrower hereby agrees and acknowledges that its obligations hereunder shall not be released or discharged by the following: (a) the renewal, extension, modification or alteration of the Qualified Borrower Note, the Guaranteed Debt or any related document or instrument; (b) any forbearance or compromise granted to [the][any] Qualified Borrower by the Bank; (c) the insolvency, bankruptcy, liquidation or dissolution of [the][any] Qualified Borrower; (d) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Debt; (e) the full or partial release of [the][any] Qualified Borrower or any other obligor; (f) the release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral for the Guaranteed Debt; (g) the failure of the Bank properly to obtain, perfect or preserve any security interest or lien in any such collateral; (h) the failure of the Bank to exercise diligence, commercial reasonableness or reasonable care in the preservation, enforcement or sale of any such collateral; provided, that, such acknowledgement shall not be a waiver of the Bank’s obligations to sell collateral in a commercially reasonable manner to the extent required under the Loan Documents or applicable laws; and (i) any other act or omission of the Bank or [the][any] Qualified Borrower which would otherwise constitute or create a legal or equitable defense in favor of the Borrower.

5.	Notwithstanding anything to the contrary in this Borrower Guaranty, until the Guaranteed Debt has been paid in full in cash, the Borrower hereby irrevocably waives all rights it may have at law or in equity (including any law subrogating the Borrower to the rights of the Bank) to seek contribution, indemnification or any other form of reimbursement from [the][any] Qualified Borrower, any other guarantor or any other person now or hereafter primarily or secondarily liable for any obligations of [the][any] Qualified Borrower to the Bank, for any disbursement made by the Borrower under or in connection with this Borrower Guaranty or otherwise.

6.	If [the][any] Qualified Borrower is or shall hereafter be liable to the Bank for any obligation, indebtedness or liability other than the Guaranteed Debt, and the Bank should collect or receive any payments, funds or distributions which are not specifically required, by law or agreement, to be applied to the Guaranteed Debt, then the Bank may, in its sole discretion, apply such payments, funds or distributions to indebtedness of [the][such] Qualified Borrower other than the Guaranteed Debt; provided that any payment or distribution made by the Borrower pursuant to this Borrower Guaranty shall be applied to the Guaranteed Debt.

7.	This Borrower Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Debt is rescinded or must otherwise be returned by the Bank, upon the insolvency, bankruptcy, reorganization or dissolution of [the][any] Qualified Borrower or otherwise, all as though such payment had not been made.

8.	This Borrower Guaranty has been executed and delivered pursuant to the Revolving Loan Agreement and is one of the “Borrower Guaranties” referred to therein.

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9.	This Borrower Guaranty may be amended only by a written instrument executed by the Borrower and the Bank. Schedule I to this Borrower Guaranty may be amended by the Borrower from time to time to identify additional Qualified Borrowers and Qualified Borrower Notes, the obligations of which will become subject to this Borrower Guaranty and upon such amendment all references herein to Schedule I shall be deemed to mean Schedule I as amended thereby. Such amendment shall be in the form of Schedule II annexed hereto.

10.	The laws of the State of New York applicable to agreements made and to be performed entirely within such state shall govern the validity, construction, enforcement and interpretation of this Borrower Guaranty.

11.	Any suit, action or proceeding against the Borrower with respect to this Borrower Guaranty or any judgment entered by any court in respect hereof, may be brought in the courts of the State of Illinois, or in the United States Courts located in the Northern District of Illinois, as the Bank in its sole discretion may elect and the Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the Bank by registered or certified mail, postage prepaid, to the Borrower’s address listed in the Revolving Loan Agreement. The Borrower hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Borrower Guaranty brought in the courts located in the State of Illinois, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE BORROWER, AND BY ITS ACCEPTANCE HEREOF THE BANK, EACH HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS BORROWER GUARANTY, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.	On the full, final and complete satisfaction of the Guaranteed Debt, this Borrower Guaranty shall be of no further force or effect. Thereafter, upon request, the Bank shall promptly provide the Borrower, at the Borrower’s sole expense, a written release of its obligations hereunder.

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IN WITNESS WHEREOF, the Borrower has caused this Borrower Guaranty to be duly executed as of the day and year first above written.

BORROWER:

RUNWAY GROWTH CREDIT FUND INC.

By:
Name:
Title:

Borrower Guaranty

BANK:

CIBC BANK USA

By:
Name:
Title:

Borrower Guaranty

SCHEDULE I TO BORROWER GUARANTY

QUALIFIED BORROWER	PAYEE	DATE OF NOTE
[NAME]	[NAME]	[DATE]

Sch. I-1

SCHEDULE II TO BORROWER GUARANTY

FORM OF AMENDMENT FOR QUALIFIED BORROWER ADDITION

Dated as of [DATE]

Reference is made to that certain Borrower Guaranty (the “Borrower Guaranty”), dated as of [DATE], by RUNWAY GROWTH CREDIT FUND INC., a Maryland corporation (the “Borrower”), in favor of CIBC BANK USA (the “Bank”).

Reference is made to that certain Revolving Loan Agreement dated as June 22, 2018, among the Borrower, any other entity which becomes a party thereto pursuant to Section 22 thereof as a Borrower Party, and the Bank (as the same may be modified, amended, or restated from time to time, the “Revolving Loan Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Revolving Loan Agreement.

The Borrower has designated the following entity as a Qualified Borrower and the Note described below is a Qualified Borrower Note:

QUALIFIED BORROWER	PAYEE	DATE OF NOTE
[NAME]	[NAME]	[DATE]

Upon execution of this Amendment for Qualified Borrower Addition (this “Amendment”), the Borrower Guaranty shall be, and be deemed to be, modified and amended in accordance herewith and the obligations, duties and liabilities the Borrower shall hereafter be determined, exercised and enforced in accordance with the Borrower Guaranty as so amended and modified by this Amendment, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the Borrower Guaranty for any and all purposes. Except as modified and expressly amended by this Amendment, the Borrower Guaranty is in all respects ratified and confirmed, and all the terms and provisions thereof shall be and remain in full force and effect.

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IN WITNESS WHEREOF, the Borrower has caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

RUNWAY GROWTH CREDIT FUND INC.

By:
Name:
Title:

Sch. II-2

BANK:

CIBC BANK USA

By:
Name:
Title:

Sch. II-3